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                                                                    Exhibit 23.1





                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of EXCO Resources, Inc. on Form S-8 of our report dated March 1, 2002, with respect to the consolidated financial statements of EXCO Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission and our report dated February 8, 2002, with respect to the statement of operating revenues and direct operating expenses of the PrimeWest Properties acquired by Addison Energy Inc. included in the Current Report on Form 8-K/A dated December 18, 2001, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP



Dallas, Texas
May 8, 2002